Exhibit 99.02

May 17, 2002

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Re:                               Representations by Arthur Andersen LLP

                                                In connection with audit of Sonic Corp. Savings and Profit Sharing Plan

Ladies and Gentlemen:

    On behalf of Sonic Corp. (the “Company”), please be advised that Arthur Andersen LLP (“Andersen”) has represented to the Company that its audit of the Company’s financial statements included in the Company’s Form 11-K for the period from September 1, 2001 through December 31, 2001, to which this letter is an exhibit, was subject to Andersen’s quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards and that there was appropriate continuity of Andersen personnel working on the audit, availability of national office consultation and availability of personnel at foreign affiliates of Andersen to conduct the relevant portions of the audit.

Sincerely,

/s/Terry Harryman

Terry Harryman

Controller